Exhibit 10(a)



                            MERRIMAC INDUSTRIES, INC.
                               41 Fairfield Place
                         West Caldwell, New Jersey 07006


                                  April 7, 2000


Ericsson Microelectronics, A.B.
675 Jarvis Drive
Morgan Hill, California  95037
Attention:        Mr. Thomas Moller
                        Vice President and General Manager

Ericsson Holding International, B.V.
Rijen, Netherlands
Attention:        Mr. Thomas Moller

Gentlemen:

     This letter sets forth the agreement between Ericsson Microelectronics, A.B., a Swedish corporation ("Ericsson"), Ericsson Holding International, B.V., a Netherlands corporation ("EHI") and Merrimac Industries, Inc., a New Jersey corporation ("Merrimac"), regarding (i) the purchase by BHI from Merrimac of 375,000 newly issued shares (the "Shares") of Merrimac's common stock, par value $0.50 per share, at a purchase price of $9.00 per share, and (ii) the creation of certain exclusivity arrangements for certain goods and services by Merrimac in favor of Ericsson, as more fully described below. Concurrently with the execution of this letter agreement, BHI and Merrimac are entering into the Registration Rights Agreement dated as of the date hereof, which is incorporated herein by this reference as an integrated part of this entire agreement. The rights under all such incorporated agreements are cumulative as one integrated agreement.

                           1. Exclusivity Arrangement.

     Effective from and after the Closing Date of this letter, the parties agree as follows:

     (a) Consistent with the scheduling and other requirements stated below, Merrimac shall design, develop and produce exclusively for Ericsson, Multi-Mix" products (and similar Multi-Mix" type products, if developed or acquired by
Merrimac during the term of this letter agreement and designated by Ericsson hereafter as "Products For Ericsson") that incorporate active RF power transistors for use in wireless base station applications, television transmitters and other applications that would compete with any product now or hereafter sold or developed for sale by Ericsson (collectively called the "RF Products For Ericsson" and, together with the "Bluetooth Products For Ericsson" defined below, are collectively called the "Products For Ericsson"), on the following basis:

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     i. The period of such exclusivity  shall be for five years from the Closing
Date of the transfer of the Shares (herein, as the same may be extended by the parties in writing as provided in this agreement, called the "Exclusivity Period"), during which period Merrimac shall not directly or indirectly: design, develop or manufacture for, sell to, or otherwise assist any third person in designing, developing or manufacturing any RF Products For Ericsson. If Merrimac is unclear about who and what competes with the applicable Ericsson products for the purposes of this agreement from time to time, Merrimac may send Ericsson a written inquiry asking whether a particular Merrimac contemplated transaction would raise competitive concerns under the definition of Products For Ericsson, in which case Ericsson shall respond on that issue within a reasonable time.

     ii. The Exclusivity Period may be extended by the parties on such terms and with such consideration provided as may be mutually agreed in writing between the parties, if any, in their discretion.

     iii. These RF Products For Ericsson shall never be produced for or sold to any company other than Ericsson at any time in the future, whether before or after the Exclusivity Period in Paragraph (i) above, unless expressly permitted by this letter agreement or otherwise authorized in writing by Ericsson in its sole discretion.

     iv. Should Merrimac be unable to produce (or have produced for them) the quantity or quality of RF Products For Ericsson that are forecast for Ericsson's reasonable needs from time to time during each six months rolling projections delivered by Ericsson to Merrimac (as determined by Ericsson in its discretion), then, during any period of such lack of full capacity by Merrimac plus a commercially reasonable period for transition and ramping up, Ericsson shall be

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and hereby is granted a nontransferable  (but  sublicensable for  subcontractors producing such products), exclusive, worldwide, royalty-free license and right to make (or have made) and sell the additional quantities of RF Products For Ericsson in order to fulfill Ericsson's needs in a reasonable manner using any and all intangible rights and intellectual property, books, records of Merrimac relating to any Products For Ericsson and consulting such Merrimac employees and agents, as Ericsson may reasonably request to enable Ericsson (and its subcontractors) to do what Merrimac was unable to do. Merrimac and Ericsson shall meet and confer with the goal of developing schedules and protocols for this design, development and production process, which documentation when executed by both such parties shall supplement and become part of this agreement.

     v. To the extent that Merrimac receives or uses any Ericsson intellectual property (as defined below) pursuant to this letter agreement, including in or with respect to any RF Products For Ericsson, Merrimac shall not be entitled to license or otherwise permit or suffer the use, transfer or disposition of any of such Ericsson intellectual property, including without limitation by licensing or permitting a third person to produce or sell products using or involving any of such Ericsson intellectual property. To the extent that Ericsson receives or uses any Merrimac intellectual property pursuant to this letter agreement
(exclusive of the license for Ericsson to under Section 1(a)(iv) above), Ericsson shall not be entitled to license or otherwise permit or suffer the use of such Merrimac intellectual property, except pursuant to Section 1(a)(iv), including by licensing or permitting a third person to produce or sell products using or involving any of such Merrimac intellectual property (besides pursuant to Section- 1(a)(iv).) To the extent that the collaboration of Ericsson and Merrimac under this letter agreement results in the creation of new intellectual property that was not legally derivative of the foregoing Ericsson or Merrimac intellectual property, then such new intellectual property shall be jointly owned by Ericsson and Merrimac, and neither Ericsson nor Merrimac may license or otherwise permit or suffer the use, transfer or disposition of any such joint intellectual property without the prior written consent of such other co-owner, including regarding the joint sharing of appropriate compensation. In the previous sentence intellectual property is deemed "legally derivative" if the

                                       -3-


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use of the intellectual property at issue resulting from the collaboration could be legally prevented or legally punished by the collaborator/owner, if such use of the intellectual property at issue had arisen without the consent and collaboration of the owner. Thus, (without limiting the generality of the foregoing), for example, if the owner-collaborator of the original intellectual property could have sued successfully for infringement for the use of the intellectual property at issue (assuming that the collaborators acted without its consent), then that intellectual property at issue shall be deemed legally derivative. From time to time, Merrimac and Ericsson may (but shall not be obligated to) add additional products as Products For Ericsson under this Agreement by written supplements to this letter duly executed by each party. In addition, during the term of this letter agreement, any Products For Ericsson
(or other subsequent similar or related products designed and produced by Merrimac for or in cooperation with Ericsson that later become Products For Ericsson) shall be available, used, marketed and sold exclusively for Ericsson, unless otherwise authorized in writing by Ericsson in its discretion. All intellectual property, including know-how, contributed by or on behalf of Ericsson or by Merrimac, respectively, shall remain the sole and exclusive property of Ericsson or Merrimac, respectively, and shall be maintained in strict confidence by the other party without any other use of the same by the other party (or any affiliate, agent or subcontractor of such other party), except in accordance with this letter, and without any disclosure by or through such other party (or any affiliate, agent or subcontractor of such other party), except as permitted in writing by Ericsson or Merrimac, respectively, in its discretion as the owner of such original intellectual property or as required by a valid order issued by a court or government agency (provided the disclosing party provides the other party notice of such obligation and the opportunity to oppose such disclosure. Each party may label or otherwise designate documents, emails, studies, drawings, software and other matter as confidential, in which case that material shall be treated as confidential unless and until (i)-the same becomes public record matter through no breach of any confidentiality obligation under this letter agreement or (ii) the same is proven by evidence to have been developed by or for the other party without use of any information that should be treated as confidential pursuant to the terms hereof. In

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

addition, any party may offer to disclose more sensitive confidential material and request a more formal confidentiality agreement, in which case when executed by the parties, such supplemental confidentiality agreements shall become part of this letter agreement. As used throughout this letter agreement, "intellectual property" includes all present and future patents, trademarks, service marks, copyrights, mask works, domain names, trade secrets, know how, and other proprietary rights of every kind either entitled to protection under any applicable law or by reason of confidentiality agreements referenced hereunder, together with all applications at any time for any such intellectual property filed with any governmental authority any where in the world.

     (b) Merrimac shall also exclusively design, develop and produce for Ericsson Multi-Mix(TM) products (and similar Multi-Mix(TM) type products if developed or acquired by Merrimac during the term of this letter agreement and designated by Ericsson hereafter as "Products For Ericsson") which are intended for any Bluetooth transceiver applications (collectively called "Bluetooth Products For Ericsson" and are part of the "Products For Ericsson" defined herein), on the following basis:

     i. During the Exclusivity Period, Merrimac shall not directly or indirectly: design, develop or manufacture for, sell to, or otherwise assist any third person in designing, developing or manufacturing any Bluetooth Products For Ericsson. If Merrimac is unclear about who and what competes with the applicable Ericsson products for the purposes of this agreement from time to time, Merrimac may send Ericsson a written inquiry asking whether a particular Merrimac contemplated transaction would raise competitive concerns under the definition of Products For Ericsson, in which case Ericsson shall respond on that issue within a reasonable time.

     ii. The Exclusivity Period may be extended by the parties on such terms and with such consideration provided as may be mutually agreed in writing between the parties, if any, in their discretion.

     iii. These Bluetooth Products For Ericsson shall never be produced for or sold to any company other than Ericsson at any time in the future, whether before or after the Exclusivity Period in Paragraph (i) above, unless expressly permitted by this letter agreement or otherwise authorized in writing by Ericsson in its sole discretion.

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

     iv. Should Merrimac be unable to produce (or have produced for them) the quantity or quality of Bluetooth Products For Ericsson that are forecast for Ericsson's reasonable needs from time to time during each six months rolling projections delivered by Ericsson to Merrimac (as determined by Ericsson in its discretion), then, during any period of such lack of full capacity by Merrimac plus a commercially reasonable period for transition and ramping up, Ericsson shall be and hereby is granted a nontransferable (but sublicensable for subcontractors producing such products), exclusive, worldwide, royalty-free license and right to make (or have made) and sell the additional quantities of Bluetooth Products For Ericsson in order to fulfill Ericsson's needs in a reasonable manner using any and all intangible rights and intellectual property, books, records of Merrimac relating to any Products For Ericsson, and consulting such Merrimac employees and agents, as Ericsson may reasonably request to enable Ericsson (and its subcontractors) to do what Merrimac was unable to do. Merrimac and Ericsson shall meet and confer with the goal of developing schedules and protocols for this design, development and production process, which documentation when executed by both such parties shall supplement and become part of this agreement.

     v. To the extent that Merrimac receives or uses any Ericsson intellectual property pursuant to this letter agreement, including in or with respect to any BlueTooth Products For Ericsson, Merrimac shall not be entitled to license or otherwise permit or suffer any use, transfer or disposition of any of such Ericsson intellectual property, including without limitation by licensing or permitting a third person to produce or sell products using or involving any of such Ericsson intellectual property. To the extent that Ericsson receives or uses any Merrimac intellectual property pursuant to this letter agreement
(exclusive of the license for Ericsson to under Section 1(b)(iv) above), Ericsson shall not be entitled to license or otherwise permit or suffer the use, transfer or disposition of any such Merrimac intellectual property, except

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

pursuant to Section 1(b)(iv) above, including by licensing or permitting a third person to produce or sell products using or involving any of such Merrimac intellectual property (besides pursuant to Section 1(b)(iv).) To the extent that the collaboration of Ericsson and Merrimac under this letter agreement results in the creation of new intellectual property that was not legally derivative of the foregoing Ericsson or Merrimac intellectual property, then such new intellectual property shall be jointly owned by Ericsson and Merrimac, and neither Ericsson nor Merrimac may license or otherwise permit or suffer any use, transfer or disposition of any such joint intellectual property without the prior written consent of such other co-owner, including regarding the joint sharing of appropriate compensation. In the previous sentence intellectual property is deemed"legally derivative" if the use of the intellectual property at issue resulting from the collaboration could be legally prevented or legally punished by the collaborator/owner, if such use of the intellectual property at issue had arisen without the consent and collaboration of the owner. Thus, (without limiting the generality of the foregoing), for example, if the owner-collaborator of the original intellectual property could have sued successfully for infringement for the use of the intellectual property at issue (assuming that the collaborators acted without its consent), then that intellectual property at issue shall be deemed legally derivative. From time to time, Merrimac and Ericsson may (but shall not be obligated to) add additional products as Products For Ericsson under this Agreement by written supplements to this letter duly executed by each party. In addition, during the term of this letter agreement, any Products For Ericsson (or other subsequent similar or related products designed and produced by Merrimac for or in cooperation with Ericsson that later become Products For Ericsson) shall be available, used, marketed and sold exclusively for Ericsson, unless otherwise authorized in writing by Ericsson in its discretion. All intellectual property, including know-how, contributed by or on behalf of Ericsson or by Merrimac, respectively, shall remain the sole and exclusive property of Ericsson or Merrimac, respectively, and shall be maintained in strict confidence by the other party without any other use of the same by the other party (or any affiliate, agent or subcontractor of such other party), except in accordance with this letter, and without any disclosure by or through such other party (or any affiliate, agent or subcontractor of such other party), except as permitted in writing by Ericsson or Merrimac, respectively, in its discretion as the owner of such

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

original intellectual property or as required by a valid order issued by a court or government agency (provided the disclosing party provides the other party notice of such obligation and the opportunity to oppose such disclosure. Each party may label or otherwise designate documents, emails, studies, drawings, software and other matter as confidential, in which case that material shall be treated as confidential unless and until (i) the same becomes public record matter through no breach of any confidentiality obligation under this letter agreement or (ii) the same is proven by evidence to have been developed by or for the other party without use of any information that should be treated as confidential pursuant to the terms hereof. In addition, any party may offer to disclose more sensitive confidential material and request a more formal confidentiality agreement, in which case when executed by the parties, such supplemental confidentiality agreements shall become part of this letter agreement.

     (c) Ericsson shall at all times have comprehensive, reasonable access to all books, records and information of or available to Merrimac that Ericsson may reasonably request as reasonably necessary or desirable to determine all relevant costs applicable to the performance of Merrimac's obligations under this letter agreement, including those costs useful for forecasting, planning, and predicting the design, development and production of Products For Ericsson. Merrimac and Ericsson intend this information to enable both such parties to make informed decisions regarding the pricing of Products For Ericsson. Any right of Merrimac under this letter agreement to be entitled to be Ericsson's priority supplier of any Product For Ericsson, is conditioned (among other things) upon Merrimac's being ready, willing and able to sell such Product for Ericsson at a price which is reasonable, both in terms of Merrimac's applicable cost and the price at which Ericsson expects to sell its related products in which such Merrimac Products For Ericsson are components.

     (d) To the extent that Merrimac has the capacity to timely sell (at the reasonable price required hereunder) such quantity and quality of Products For Ericsson as Ericsson in its discretion may require from Merrimac, consistent with such samples as Merrimac has supplied to Ericsson and such protocols and schedules as the parties may develop hereunder, Merrimac shall be the priority supplier for such Products For Ericsson in accordance with this letter agreement. However, there shall be no minimum volume of purchases or requirements for which Ericsson shall be obligated hereunder, and, at Ericsson's

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option,  including without limitation because Ericsson then considers Merrimac's pricing to be incompatible with Ericsson's price targets for Ericsson products in which Products For Ericsson are components, Ericsson reserves the right to shift to acquiring other third party components in place of Products For Ericsson from Merrimac. Nothing in this letter agreement or otherwise shall create any obligation by Ericsson (whether exclusive or nonexclusive) to purchase any of its requirements for any other goods or services from Merrimac (besides Products For Ericsson developed under and required by this letter agreement), which Ericsson purchase decisions shall be solely at Ericsson's discretion from time to time, and Ericsson may buy any such other goods or services from any supplier that it chooses from time to time. Any purchases by Ericsson from Merrimac of any goods or services shall be consummated on such written purchase orders and forms (and containing such customary terms and conditions) as Ericsson then customarily uses to purchase comparable goods or services, which agreements shall supplement and become integrated with and into this letter agreement.

     (e) Merrimac shall provide Ericsson at all applicable times with guaranteed priority access (e.g., dedicated seats) to proprietary On-Line Co-Design(TM), which will enable Ericsson and Merrimac's Multi-Mix(TM) engineers (to the extent desired by Ericsson or required of Merrimac) to co-design and work together over the Internet. However, nothing in this letter shall be deemed to provide Merrimac with any access or right to use any of the Ericsson intranets or other internal systems or (except as provided in this letter agreement) any other proprietary rights or intellectual property of Ericsson.

     (f) Within a reasonable time after the initial scheduling and protocol discussions referenced above, Merrimac shall provide Ericsson at all times thereafter during the term of this letter agreement with a dedicated team of qualified and sufficient Merrimac employees to accomplish the timely performance of the obligations of Merrimac and goals of the parties stated in this letter agreement, including on the following basis:

     i. Merrimac shall provide Ericsson with dedicated and sufficient resources in all relevant business aspects (e.g., sales, engineering, process, program management); and

     ii.   Merrimac  shall  provide   Ericsson  with  dedicated  and  sufficient
manufacturing cells.

     (g) Within a reasonable time after the initial scheduling and protocol discussions referenced above, Merrimac shall dedicate for Ericsson certain priority rights (collectively called "Resource Priority") on the following basis:

     i. Ericsson shall receive first priority on all Multi-Mix(TM) resources of Merrimac, and, Merrimac shall use reasonable efforts to provide sufficient manufacturing capacity by Merrimac that is fully capable of matching such Ericsson purchases of Products For Ericsson as Ericsson may elect to make under this letter; and

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     ii. Currently,  Merrimac  represents and warrants that as of the Closing it has the sufficient production capacity of up to 750,000 Multi-Mix(TM) quad and coupler type units per month. The next level of capacity to be provided by Merrimac to Ericsson after the Closing for performance under this letter shall be 750,000 Multi-Mix(TM) (quad and coupler type) units per week by the end of the calendar year 2000. If necessitated by the level of production or development of Products For Ericsson, Merrimac shall take all reasonable actions to increase production capacity in its existing and other locations.

     (h) Within a reasonable time after the Closing, at Ericsson's option at any time for all Products For Ericsson, Ericsson shall also receive priority access to Filtran Microcircuits' (which Merrimac represents to be a wholly owned Merrimac subsidiary) proprietary technology and manufacturing capabilities at no less than its current performance capabilities, including:

     i. Circuit techniques

     ii. Thick metal backed circuits

     iii. Sputtered blind vias

     iv. Gold plating on aluminum; and

     v. Laser machining

     (i) Within a reasonable time after the Closing, Ericsson shall also receive priority on assembly resources in Merrimac Costa Rica (wholly owned Merrimac subsidiary) at no less than its reasonable current potential .

                             2. Purchase of Shares.

     (a) In consideration of the agreements set forth herein and as a condition of the parties entering into the arrangements set forth in Section 1, Merrimac shall sell to EHI on the Closing Date, and EHI shall purchase from Merrimac, the Shares, representing approximately 17.5% of Merrimac's outstanding common stock at the Closing after giving effect to the sale of the Shares to Ericsson. At the Closing, Merrimac shall deliver to EHI a stock certificate representing all of the Shares, and EHI will deliver to Merrimac $3,375,000 in cash by wire transfer of immediately available funds to an account designated by Merrimac two business days prior to the Closing.

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


     (b) The "Closing Date" shall be the date of this letter, or such other date as mutually agreed to by the parties. The Closing shall be held at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York at 10:00 a.m. on the Closing Date.

     (c) Except as required by applicable law, regulation or stock exchange requirement, any and all press releases and other public announcements by Merrimac regarding this agreement and any transaction referenced in this letter shall be approved in advance by EHI, which approval shall not be unreasonably withheld.

                  3. Representations, Warranties and Covenants.

     (a) No Liens, Etc. Merrimac represents and warrants that on the Closing Date (i) it will deliver to EHI good and valid title to the Shares constituting at least 17.4% of the issued and outstanding shares (including these EHI shares) and outstanding options, warrants, convertible securities and other rights to acquire Merrimac common stock, free and clear of any liens, pledges, encumbrances, charges or security interests of any kind; and (ii) nothing in this agreement shall violate or contravene any contract, obligation, charter document or order of any court or governmental authority by which Merrimac is bound or a party.

     (b) Securities Law Compliance. EHI has been advised that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Except as provided in the Registration Rights Agreement, EHI is aware that Merrimac is under no obligation to effect any such registration with respect to the Shares, or to file for or comply with any exemption from registration. EHI is purchasing the Shares for its own account for investment, not as a nominee or agent, and not with a view to, or for sale or resale in connection with, any public distribution thereof. EHI has such knowledge and experience in financial and business matters that EHI is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. EHI is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act.


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

     (c) Restricted Securities. EHI understands that the Shares are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from Merrimac in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. EHI is familiar with Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

     (d) Access to Information; Known Information. EHI acknowledges that Merrimac has given EHI access to the facilities, personnel, books, corporate records and accounts of Merrimac and its subsidiaries and to all information in their possession relating to Merrimac and its subsidiaries as EHI has deemed necessary and appropriate in order for EHI to investigate to its satisfaction the business and properties of Merrimac and its subsidiaries sufficiently to make an informed investment decision to purchase the Shares and to enter into this Agreement. EHI agrees to accept the Shares based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Merrimac, except as expressly set forth or incorporated by reference in this agreement.

                          4. Board Observation Rights.

     As a major shareholder of Merrimac and so long as EHI holds at least 250,000 shares of Merrimac common stock, EHI will have the right to appoint a representative who will be invited to attend Merrimac Board of Directors meetings in an observer role. Such observation rights shall be limited in connection with the Board's consideration in matters pertaining to competitors of EHI or in respect of which EHI may be an interested party.

                             5. Further Assurances.

     From time to time, each of the parties hereto will duly execute, acknowledge and deliver such further instruments, documents, certificates, agreements and other writings and perform such further acts consistent with this agreement as may be reasonably requested by the other party to more effectively carry out the intent of this agreement.

                                  6. Expenses.

     Each party shall be responsible for its own costs and expenses in connection with the consummation of the transactions contemplated hereby, including any broker's or finder's fee due as a result of each party's respective undertakings.

                  7. Board Approval and other Corporate Action.

     Each of Merrimac, EHI and Ericsson has obtained the required authorization of its respective Board of Directors, and Merrimac has amended its Rights Agreement dated as of March 9, 1999, as amended, to account for the sale of the Shares to EHI. When so authorized as evidenced by the execution by the authorized officers, each party represents that this agreement shall be a valid and binding obligation of such party that is enforceable in accordance with its express terms.

               8. Entire Agreement; Binding Effect; Governing Law.

     (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated (whether by operation of law of otherwise) by any of the parties hereto without the prior written consent of the other party. Neither Ericsson's nor EHI's affiliates, respectively, are benefited nor obligated by this letter agreement.

     (b) This Agreement (i) contains or incorporates by reference the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding, oral and written, between them respecting the subject matter of this Agreement and the incorporated agreement,
(ii) requires  that  any  waivers  must  be  in  writing  to be  effective,  and
(iii) shall be governed by and interpreted in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws). There are no third party beneficiaries to this agreement.

     (c) In the event of any dispute, the prevailing party in any legal action shall be entitled to recover its reasonable attorneys' fees and costs from the other, nonprevailing party.

     Please indicate your acceptance of the terms and conditions of this letter Agreement by countersigning one copy of the letter and returning it to me at the above address.

Sincerely yours,


MERRIMAC INDUSTRIES, INC.


By:      /s/  Mason N. Carter
      Name:  Mason N. Carter
      Title:    Chairman and Chief Executive Officer

Agreed and Accepted:

ERICSSON MICROELECTRONICS, A.B.


By:      /s/  Thomas Moller
      Name:  Thomas Moller
      Title:    Vice President and General Manager

ERICSSON HOLDING INTERNATIONAL, B.V.


By:      /s/  Thomas Moller
      Name:  Thomas Moller